Exhibit 99.1

News

FOR IMMEDIATE RELEASE
Media Contact Information: Karen Kirkwood	Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports First Quarter 2018 Results

WALTHAM, Mass. (April 25, 2018) - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today reported its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

•	First quarter revenue grew 23% to $5.85 billion.

•	First quarter GAAP diluted earnings per share (EPS) increased 2% to $1.43.

•	First quarter adjusted EPS increased 20% to $2.50.

•
Launched new products across our portfolio, including Thermo Scientific Vanquish Duo UHPLC systems for pharma QA/QC, the Thermo Scientific Chromeleon XTR Laboratory Management System and the Ion GeneStudio S5 Series of next-generation sequencing instruments.

•
Held first China-U.S. Precision Medicine Summit in Beijing, convening more than 400 thought leaders across government, academia and industry to promote global collaboration in the prevention, diagnosis and treatment of disease.

Adjusted EPS, adjusted operating income, adjusted operating margin and free cash flow are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

“We’re pleased to start the year on a very strong note, with excellent revenue and earnings growth,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our team did a great job meeting customer needs across our end markets and successfully executed our growth strategy to deliver outstanding results.

“On the innovation front, we kicked off 2018 by strengthening our leading technology platforms, including new instruments and software that help our customers to simplify workflows and better manage information in their labs. Geographically, we continued to leverage our industry-leading scale to deliver another great quarter in emerging and high-growth regions, with double-digit growth in China, India and South Korea. We also continued to demonstrate the power of our customer value proposition, especially in pharma and biotech, where we’re making great progress in integrating the capabilities we gained from the Patheon acquisition to make our offering for these customers even stronger.”

Casper concluded, “We’re off to a great start in 2018, which positions us to deliver another excellent year.”

First Quarter 2018

Revenue for the quarter grew 23% to $5.85 billion in 2018, versus $4.77 billion in 2017. Organic revenue growth was 7%; acquisitions increased revenue by 12% and currency translation increased revenue by 4%.

GAAP Earnings Results

GAAP diluted EPS in the first quarter increased 2% to $1.43, versus $1.40 in the same quarter last year. GAAP operating income for the first quarter of 2018 grew to $0.79 billion, compared with $0.62 billion in the first quarter of 2017. GAAP operating margin increased to 13.4%, compared with 13.0% in the first quarter of 2017.

Non-GAAP Earnings Results

Adjusted EPS in the first quarter of 2018 increased 20% to $2.50, versus $2.08 in the first quarter of 2017. Adjusted operating income for the first quarter of 2018 grew 20% compared with the year-ago quarter. Adjusted operating margin was 22.0%, compared with 22.5% in the first quarter of 2017.

2018 Guidance Update

Thermo Fisher is raising its 2018 revenue and earnings guidance to reflect strong operational performance, a more significant impact from acquisitions and a more favorable foreign exchange environment. The company is raising its revenue guidance to a new range of $23.62 to $23.86 billion versus its previous guidance of $23.42 to $23.72 billion. This would result in 13 to 14% revenue growth over 2017. The company is raising its adjusted EPS guidance to a new range of $10.80 to $10.96, versus its previous guidance of $10.68 to $10.88, for 14 to 15% growth year over year.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the company’s four business segments, as highlighted below. Since these results are used for this purpose, they are also considered to be prepared in accordance with GAAP.

Life Sciences Solutions Segment

In the first quarter of 2018, Life Sciences Solutions Segment revenue grew 10% to $1.50 billion, compared with revenue of $1.36 billion in the first quarter of 2017. Segment adjusted operating margin increased to 34.5%, versus 31.8% in the 2017 quarter.

Analytical Instruments Segment

Analytical Instruments Segment revenue grew 19% to $1.26 billion in the first quarter of 2018, compared with revenue of $1.05 billion in the first quarter of 2017. Segment adjusted operating margin increased to 19.6%, versus 18.2% in the 2017 quarter.

Specialty Diagnostics Segment

Specialty Diagnostics Segment revenue grew 9% to $0.95 billion in the first quarter of 2018, compared with revenue of $0.87 billion in the first quarter of 2017. Segment adjusted operating margin was 25.6%, versus 26.9% in the 2017 quarter.

Laboratory Products and Services Segment

Laboratory Products and Services Segment results reflect the acquisition of Patheon in late August 2017. In the first quarter of 2018, segment revenue grew 42% to $2.41 billion, compared with revenue of $1.70 billion in the first quarter of 2017. Segment adjusted operating margin was 11.6%, versus 12.7% in the 2017 quarter.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We also use a non-GAAP measure, free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 3 to 20 years. In 2018, based on acquisitions closed through the end of the first quarter of 2018, our adjusted EPS will exclude approximately $3.42 of expense for the amortization of acquisition-related intangible assets. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

We also exclude certain gains/losses and related tax effects, the impact of significant tax audits or events (such as changes in deferred taxes from enacted tax rate changes or the estimated initial impacts of U.S. tax reform legislation), which are either isolated or cannot be expected to occur again with any predictability and that we believe are not indicative of our normal operating gains and losses. For example, we exclude gains/losses from items such as the sale of a business or real estate, gains or losses on significant litigation-related matters, gains on curtailments of pension plans, the early retirement of debt and discontinued operations.

We also report free cash flow, which is operating cash flow, excluding net capital expenditures, and also excludes operating cash flows from discontinued operations to provide a view of the continuing operations’ ability to generate cash for use in acquisitions and other investing and financing activities.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations and cash flows included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort items such as the timing and amount of future restructuring actions and acquisition-related charges as well as gains or losses from sales of real estate and businesses, the early retirement of debt and the outcome of legal proceedings. The timing and amount of these items are uncertain and could be material to Thermo Fisher’s results computed in accordance with GAAP.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 25, 2018, at 8:30 a.m. Eastern time. To listen, dial (844) 579-6824 within the U.S. or (763) 488-9145 outside the U.S. You may also listen to the call live on our website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our website under “Financial Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Friday, May 11, 2018.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of more than $20 billion and approximately 70,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics, deliver medicines to market and increase laboratory productivity. Through our premier brands - Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services - we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC and available in the “Investors” section of our website under the heading “SEC Filings.” While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(b)
	Three Months Ended
	March 31,	% of	April 1,	% of
(In millions except per share amounts)	2018	Revenues	2017	Revenues

Revenues	$5,853		$4,765
Costs and Operating Expenses:
Cost of revenues (c)	3,144	53.7%	2,446	51.3%
Selling, general and administrative expenses (d)	1,200	20.5%	1,092	22.9%
Amortization of acquisition-related intangible assets	444	7.6%	368	7.7%
Research and development expenses	234	4.0%	215	4.5%
Restructuring and other costs, net (e)	45	0.8%	24	0.5%
	5,067	86.6%	4,145	87.0%
Operating Income	786	13.4%	620	13.0%
Interest Income	20		18
Interest Expense	(163)		(135)
Other Expense, Net (f)	(9)		—
Income Before Income Taxes	634		503
(Provision for) Benefit from Income Taxes (g)	(55)		48
Net Income	$579	9.9%	$551	11.6%

Earnings per Share:
Basic	$1.44		$1.41
Diluted	$1.43		$1.40
Weighted Average Shares:
Basic	402		391
Diluted	406		394

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$786	13.4%	$620	13.0%
Cost of Revenues Charges (c)	3	0.1%	31	0.6%
Selling, General and Administrative Charges, Net (d)	8	0.1%	31	0.7%
Restructuring and Other Costs, Net (e)	45	0.8%	24	0.5%
Amortization of Acquisition-related Intangible Assets	444	7.6%	368	7.7%
Adjusted Operating Income (b)	$1,286	22.0%	$1,074	22.5%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$579		$551
Cost of Revenues Charges (c)	3		31
Selling, General and Administrative Charges, Net (d)	8		31
Restructuring and Other Costs, Net (e)	45		24
Amortization of Acquisition-related Intangible Assets	444		368
Other Expense (Income), Net (f)	8		(3)
Benefit from Income Taxes (g)	(75)		(182)
Adjusted Net Income (b)	$1,012		$820

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$1.43		$1.40
Cost of Revenues Charges, Net of Tax (c)	0.01		0.05
Selling, General and Administrative Charges, Net of Tax (d)	0.02		0.05
Restructuring and Other Costs, Net of Tax (e)	0.09		0.04
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.88		0.70
Other Expense (Income), Net of Tax (f)	0.01		—
Provision for (Benefit from) Income Taxes (g)	0.06		(0.16)
Adjusted EPS (b)	$2.50		$2.08

Reconciliation of Free Cash Flow
GAAP Net Cash Provided by Operating Activities (a)	$78		$361
Net Cash Used in Discontinued Operations	—		1
Purchases of Property, Plant and Equipment	(118)		(93)
Proceeds from Sale of Property, Plant and Equipment	2		1
Free Cash Flow	$(38)		$270

Segment Data	Three Months Ended
	March 31,	% of	April 1,	% of
(In millions)	2018	Revenues	2017	Revenues

Revenues
Life Sciences Solutions	$1,499	25.6%	$1,363	28.6%
Analytical Instruments	1,257	21.5%	1,052	22.1%
Specialty Diagnostics	947	16.2%	866	18.2%
Laboratory Products and Services	2,413	41.2%	1,699	35.7%
Eliminations	(263)	-4.5%	(215)	-4.6%
Consolidated Revenues	$5,853	100.0%	$4,765	100.0%

Operating Income and Operating Margin
Life Sciences Solutions	$517	34.5%	$433	31.8%
Analytical Instruments	246	19.6%	192	18.2%
Specialty Diagnostics	243	25.6%	233	26.9%
Laboratory Products and Services	280	11.6%	216	12.7%
Subtotal Reportable Segments	1,286	22.0%	1,074	22.5%

Cost of Revenues Charges (c)	(3)	-0.1%	(31)	-0.6%
Selling, General and Administrative Charges, Net (d)	(8)	-0.1%	(31)	-0.7%
Restructuring and Other Costs, Net (e)	(45)	-0.8%	(24)	-0.5%
Amortization of Acquisition-related Intangible Assets	(444)	-7.6%	(368)	-7.7%
GAAP Operating Income (a)	$786	13.4%	$620	13.0%

(a) "GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP). The results for 2017 have been restated for the immaterial impacts of adopting new guidance on pension accounting.

(b) Adjusted results are non-GAAP measures and, for income measures, exclude certain charges to cost of revenues (see note (c) for details); certain credits/charges to selling, general and administrative expenses (see note (d) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (e) for details); certain other gains or losses that are either isolated or cannot be expected to occur again with any predictability (see note (f) for details); and the tax consequences of the preceding items and certain other tax items (see note (g) for details).

(c) Reported results in 2018 and 2017 include $3 and $31, respectively, of charges for the sale of inventories revalued at the date of acquisition.
(d) Reported results in 2018 and 2017 include $8 and $6, respectively, of certain third-party expenses, principally transaction/integration costs related to recently completed acquisitions. Results in 2017 include $25 of charges from changes in estimates of contingent acquisition consideration.

(e) Reported results in 2018 and 2017 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of headcount reductions within several businesses and real estate consolidations. Reported results in 2018 include $6 of net charges for litigation and $3 of hurricane response costs. Reported results in 2017 include $4 of net charges for litigation.

(f) Reported results in 2018 include $6 of net losses from investments and $2 of losses on the early extinguishment of debt. Reported results in 2017 include $6 of net gains from investments offset in part by $3 of losses on the early extinguishment of debt.

(g) Reported provision for income taxes includes i) $99 and $119 of incremental tax benefit in 2018 and 2017, respectively, for the pre-tax reconciling items between GAAP and adjusted net income; ii) $(3) and $63 of incremental tax (provision) benefit in 2018 and 2017, respectively, from adjusting the company's non-U.S. deferred tax balances as a result of tax rate changes and iii) in 2018, $21 of incremental tax provision to adjust the estimated initial impacts of U.S. tax reform legislation recorded in 2017.

Notes:
Consolidated depreciation expense is $131 and $97 in 2018 and 2017, respectively.

Condensed Consolidated Balance Sheet (unaudited)

	March 31,	December 31,
(In millions)	2018	2017

Assets
Current Assets:
Cash and cash equivalents	$950	$1,335
Accounts receivable, net	3,990	3,879
Inventories	2,891	2,971
Other current assets	1,757	1,236
Total current assets	9,588	9,421
Property, Plant and Equipment, Net	4,059	4,047
Acquisition-related Intangible Assets	16,393	16,684
Other Assets	1,178	1,227
Goodwill	25,362	25,290
Total Assets	$56,580	$56,669

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$2,814	$2,135
Other current liabilities	4,259	4,913
Total current liabilities	7,073	7,048
Other Long-term Liabilities	5,262	5,335
Long-term Obligations	18,122	18,873
Total Shareholders' Equity	26,123	25,413
Total Liabilities and Shareholders' Equity	$56,580	$56,669

Condensed Consolidated Statement of Cash Flows (unaudited)

	Three Months Ended
	March 31,	April 1,
(In millions)	2018	2017

Operating Activities
Net income	$579	$551

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	575	465
Change in deferred income taxes	(121)	(127)
Other non-cash expenses, net	70	92
Changes in assets and liabilities, excluding the effects of acquisitions and dispositions	(1,025)	(619)
Net cash provided by continuing operations	78	362
Net cash used in discontinued operations	—	(1)
Net cash provided by operating activities	78	361

Investing Activities
Acquisitions, net of cash acquired	(57)	(301)
Purchases of property, plant and equipment	(118)	(93)
Proceeds from sale of property, plant and equipment	2	1
Other investing activities, net	(6)	11
Net cash used in investing activities	(179)	(382)

Financing Activities
Net proceeds from issuance of debt	—	519
Repayment of debt	(453)	(703)
Net proceeds from issuance of commercial paper	1,306	2,361
Repayment of commercial paper	(1,124)	(1,795)
Purchases of company common stock	—	(500)
Dividends paid	(60)	(59)
Net proceeds from issuance of company common stock under employee stock plans	39	58
Other financing activities, net	(50)	—
Net cash used in financing activities	(342)	(119)

Exchange Rate Effect on Cash	57	66
Decrease in Cash, Cash Equivalents and Restricted Cash	(386)	(74)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,361	811
Cash, Cash Equivalents and Restricted Cash at End of Period	$975	$737

Free Cash Flow (a)	$(38)	$270

(a) Free cash flow is net cash provided by operating activities of continuing operations less net purchases of property, plant and equipment.